Exhibit 10.68

December 14, 2016

John M. Desmarais

26 Deer Creek Lane

Mt. Kisco, New York 10549

Dear John:

Reference is made to the Promissory Note of even date from BioRestorative Therapies, Inc. (the “Company”) to you with respect to a loan made by you to the Company in the amount of $60,000.

In consideration of your loan, the Company agrees that the expiration dates of the Warrants, dated March 18, 2016, issued to you for the purchase of 444,444 and 400,000 shares of the Company’s Common Stock, respectively (the “Warrants”), are extended to December 31, 2018.

Except as modified herein, the Warrants shall continue in full force and effect in accordance with their terms.

Very truly yours,

BioRestorative Therapies, Inc.

By:
Mark Weinreb, Chief Executive Officer